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                                                                  EXHIBIT 10.13


                              ASSET SALE AGREEMENT


         THIS ASSET SALE AGREEMENT, dated as of ________________, by and among Bausch & Lomb Incorporated, a New York corporation (referred to herein as "B&L"), Steri-Oss Inc., a California corporation (referred to herein as "Seller"), and S-O Acquisition Corp., a Delaware corporation (referred to herein as "Buyer").

                                  WITNESSETH:

         WHEREAS, Seller is engaged in the design, manufacture, marketing and distribution of dental implants and related products and services for use by dental professionals worldwide (the "Business"); and

         WHEREAS, Buyer desires to buy substantially all of the assets, obtain certain rights and assume certain specified liabilities of Seller related to the Business, and Seller desires to sell and provide such assets and rights to Buyer upon such assumption, all on the terms and conditions set forth herein.

         NOW, THEREFORE, the parties agree as follows:


                                   ARTICLE 1

                          PURCHASE AND SALE OF ASSETS

         1.1 Transfer of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, and except as provided in Section 1.2 hereof, on the Closing Date (defined in Section 1.7), in consideration of (i) payment of the Consideration (defined in Section 1.5), (ii) assumption of the Assumed Liabilities (defined in Section 1.3), Seller shall sell, assign, convey and transfer to Buyer, and Buyer shall acquire from Seller, all of Seller's right, title and interest in, to and under all properties, assets and rights of every kind, type and description, tangible and intangible, real, personal and mixed, as in existence on the Closing Date, in each case that are used in or are related to the Business (collectively, the "Purchased Assets"), but excluding the Excluded Assets as defined in Section 1.2. The Purchased Assets shall include without limitation the following:

                 (a) Equipment, Supplies and Fixed Assets. All equipment, machinery, furniture, fixtures, tools, dies, molds, supplies, parts, vehicles and other fixed assets and tangible personal property owned by Seller on the Closing Date and used in or related to the Business including, without limitation, the property identified on Schedule 1.1(a) hereto (collectively, the "Equipment, Supplies and Fixed Assets");



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                 (b)      Inventory.  All inventory including, without
limitation, raw materials, work in process, finished goods, spare parts and replacement and component parts owned by Seller on the Closing Date and used in or related to the Business (collectively, the "Inventory");

                 (c) Prepaid Expenses, etc. All credits, prepaid expenses, advance payments, deposits, deferred charges, and other current and non-current assets owned by Seller on the Closing Date and used in or related to the Business ("Other Current Assets");

                 (d) Accounts Receivable, etc. All accounts, notes and other receivables, and rights to receive payments from any Person, owned by Seller on the Closing Date that relate to, or arise out of, the Business ("Accounts Receivable");

                 (e) Intangible Property. All of the intellectual property owned by or licensed to Seller on the Closing Date and used in or related to the Business including, without limitation, (i) the patent and trademark rights described on Schedule 1.1(e) hereto, together with all of Seller's right, title and interest in and to the name "Steri-Oss", and any and all derivations thereof; (ii) all trade names, trade name licenses and applications, copyrights, copyright licenses and applications, service marks, service names, in each case whether registered or unregistered, and know-how, trade secrets, formulae, reports, utility models, computer programs, computer software (including documentation and object and source code listings, but excluding any software or programs owned or used primarily by B&L), flow charts, proprietary data, research and development data, processes, technology, innovations, inventions, manufacturing drawings, engineering drawings, product designs, product patterns and all other similar types of proprietary intellectual property (including any registrations or applications for registration of any of the foregoing and whether or not capable of protection by patent or by registration) used to carry on the Business; (iii) all licenses, permits and other governmental authorizations necessary to carry on the Business (to the extent such licenses, permits and authorizations are assignable); and (iv) other intangible property rights owned by Seller on the Closing Date, used in or related to the Business (collectively, the "Intangible Property");

                 (f) Contracts. All of Seller's right, title and interest on the Closing Date in and to all contracts, arrangements and agreements, including license agreements and personal property leases, and all commitments and orders for the purchase and sale of goods and services (including advertising, maintenance and incidental services) (collectively, the "General Contracts");

                 (g) Real Property Leases. All of Seller's right, title and interest on the Closing Date in the real property leases identified on
Schedule 1.1(g) hereto, including without limitation any prepaid rents, security deposits and options to renew
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or purchase under such leases (the "Leases" and, collectively with the General
Contracts the "Assigned Contracts");

                 (h)      Customer Lists, Books and Records, etc.  Subject to
Section 4.17 regarding limited use of B&L trademarks, all accounting, financial reporting, business, files, marketing, documents, instruments, papers, books and records of the Seller, including without limitation financial statements, budgets, projections, ledgers, journals, deeds, titles, policies, manuals, books, contracts, permits, agency lists, reports, computer files, retrieval programs, operating data or plans, environmental studies or plans and tax records relating solely to Seller's business or sales, but excluding tax records relating to the consolidated tax returns or tax information of B&L or any of its affiliates (excluding Seller), product catalogs, product literature, manuals, advertising materials, promotional materials, customer lists, supplier lists, personnel records as to those employees of Seller who are employed after the Closing Date by Buyer, sales records and other books and records (except Seller's corporate records) owned by Seller on the Closing Date and used in or related to the Business, except to the extent Seller or B&L are, in their discretion, required by law to retain the same (collectively, the "Books and Records"); and

                 (i) Goodwill. All of the goodwill and going concern value owned by Seller on the Closing Date which is exclusively related to the Business, except to the extent goodwill and going concern value arises out of Excluded Assets (defined in Section 1.2). For purposes of this paragraph, "goodwill" does not include goodwill on Seller's or B&L's balance sheets for accounting purposes.

         1.2 Excluded Assets. The Purchased Assets transferred pursuant to this Agreement shall not include the following (collectively, the "Excluded Assets"):

                 (a) Cash and Marketable Securities. Any cash, cash equivalents and marketable securities owned by Seller on the Closing Date;

                 (b) Intercompany Receivables. Any amounts owed to Seller by B&L or any direct or indirect subsidiary of B&L on the Closing Date;

                 (c) Pension Plans and Benefit Plans. All Pension Plans and Employee Benefit Plans (each as defined in Section 2.10) and related trusts in which the employees of Seller participate and any assets thereof and any insurance or other contracts related to such plans;

                 (d) Excluded Contract Rights. The rights of Seller under any of the contracts, agreements or understandings described on Schedule 1.2(d) hereto (collectively, the "Excluded Contract Rights"); and
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                 (e)      Other Excluded Assets.  The rights of Seller with
respect to all assets other than those identified in Section 1.1 of this Agreement, including assets owned by or shared with B&L or any of its affiliates excluding Seller. If Buyer requests, any assets owned by B&L or shared with B&L or any of its affiliates so excluded shall be made available to Buyer for use in its operation of the Business for six months after Closing to provide a transition.

         1.3 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement and in further consideration of the purchase and sale described in Section 1.1, on the Closing Date, Buyer shall assume and agree to pay and perform the following obligations and liabilities of Seller existing as of the Closing Date that primarily relate to or arise out of the Business, of whatever nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, but excluding the Retained Liabilities, and only to the extent specifically set forth below (collectively, the "Assumed Liabilities"):

                 (a)      the Accounts Payable (defined in Article 9);

                 (b)      the Accrued Liabilities (defined in Article 9);

                 (c) all liabilities incident to the performance after the Closing Date of all Assigned Contracts; and

                 (d) any liability, commitment or obligation of Seller in respect of (i) products sold, manufactured or designed after the Closing Date,
(ii) warranties for repair, replacement or credit related to products manufactured, sold and shipped by Seller prior to the Closing Date, and (iii) customer rights of return of products created in the ordinary course of business consistent with past practice.

The parties agree that Buyer shall not be the successor to Seller and that Buyer does not hereby agree to assume or become liable to pay, perform, satisfy or discharge any of the Retained Liabilities or any other obligation or liability of Seller whatsoever except the Assumed Liabilities.

         1.4 Retained Liabilities. Except to the extent otherwise provided specifically herein, Buyer shall not be responsible for, nor is it assuming, and Seller shall retain, pay, perform, and discharge, any and all liabilities and obligations (i) relating to or arising from the Excluded Assets (including Pension Plans and Employee Benefit Plans), (ii) relating to or arising from the employment or termination of employment of any person by Seller before, on or after the Closing Date, (iii) relating to or arising from the operation of Seller and the Business on or prior to the Closing Date, (iv) representing intercompany payables with respect to B&L or its subsidiaries, (v) for Taxes (defined in Article 9) relating to or arising from conduct of the Business or the ownership or use of the Purchased Assets on or prior to the Closing Date, and (vi) any
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other obligation or liability of Seller whatsoever except the Assumed
Liabilities (collectively, the "Retained Liabilities").

         1.5 Consideration. In consideration of the performance of B&L and Seller under this Agreement and the transfer and delivery of the Purchased Assets to Buyer, at Closing Buyer shall (a) pay to Seller FIFTY-SEVEN MILLION DOLLARS (U.S. $57,000,000.00), subject to adjustments as may be made pursuant to Section 1.8 hereof (the "Cash Amount"), (b) deliver to Seller the Preferred Stock of Buyer with a stated value of $10 million (the "Preferred Stock"), based upon terms consistent with the restated certificate of incorporation attached as Exhibit 1.5A hereto (the Cash Amount and Preferred Stock, together being called the "Consideration"), and (c) deliver to Seller an Instrument of Assumption in the form of Exhibit 1.5B pursuant to which Buyer assumes the Assumed Liabilities (the "Instrument of Assumption").

To facilitate Buyer's acquisition of the Purchased Assets, B&L agrees to fully and unconditionally guarantee Buyer's payment obligations under a credit facility obtained by Buyer, at or within six months after the Closing, with a commercial bank reasonably acceptable to B&L, in the principal amount of $3,000,000. Such credit facility will be used to fund Buyer's capital expenditures. B&L's obligation shall be pursuant to a guaranty agreement (the "Guaranty") with a duration of three years from the date of Closing or, if earlier, until the date of the first occurrence of an event that results in a mandatory redemption of the Preferred Stock pursuant to Section 4(g)(1) of the Restated Certificate of Incorporation of the Buyer (in the form attached hereto as Exhibit 1.5A). The terms of the credit facility shall be such commercially reasonable terms as Buyer and the bank may negotiate. Amortization shall begin immediately after maturity of Buyer's senior secured bank debt unless the providers thereof otherwise agree. The Guaranty shall be in such form as the financing bank shall reasonably request, it being understood that B&L shall not be obliged to provide security or give any covenants or agree to other terms that it would not ordinarily accept if it were itself obtaining unsecured credit. Buyer shall grant B&L a security interest in the capital equipment and other capital assets obtained through the credit facility to secure Buyer's reimbursement.

         1.6 Allocation of Consideration. The Consideration shall be allocated among the Purchased Assets as set forth on Schedule 1.6 hereto. Such allocation shall be in accordance with Section 1060 of the Code and the regulations issued thereunder. The parties agree to reflect this allocation on their forms filed under Section 1060 of the Code and shall file all tax returns and reports in a manner consistent with such allocation (except to the extent that the allocation is the subject of a final settlement with the Internal Revenue Service ("IRS") or a final court decision). Neither Buyer nor Seller nor any of their respective affiliates shall take any positions for purposes of Federal, state or local income tax respecting the allocation of the Consideration which is inconsistent with the allocation so agreed by the parties (except to the extent that the allocation is the subject of a final settlement with the IRS or a final court decision).
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         1.7     The Closing.  (a) The closing of the transactions provided for in this Agreement (the "Closing") shall take place at B&L's offices at One Bausch & Lomb Place in Rochester, New York at 10:00 a.m., local time, on or before October 15, 1996 or at such other time and place and on such other date as Buyer and Seller may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date".

                 (b) At the Closing, Buyer shall deliver to Seller (i) the Estimated Cash Amount (defined in Article 9 and adjusted in accordance with Section 1.8) by wire transfer in immediately available funds to the bank account of Seller described in Schedule 1.7(b)(i), (ii) the Preferred Stock,
(iii) the Instrument of Assumption duly executed by Buyer, and (iv) such other instruments as shall be reasonably required of Buyer pursuant to this Agreement.

                 (c) At the Closing, Seller shall deliver to Buyer (i) a Bill of Sale and Assignment in the form of Exhibit 1.7C duly executed by Seller (the "Bill of Sale"), (ii) such other appropriate instruments of transfer and assignment as Buyer shall reasonably request prior to the Closing Date, in order to vest in Buyer, as of the Closing Date, all Seller's right, title and interest in, to and under the Purchased Assets free and clear of any Liens (defined in Article 9), except Permitted Liens (defined in Section 2.7(a)), and
(iii) the Guaranty, if the credit facility referred to in Section 1.5 has been obtained.

         1.8 Adjustments to Cash Amount. (a) The Cash Amount shall be adjusted as follows:

                          (i)     The Cash Amount shall be adjusted upward, on
a dollar-for-dollar basis, to the extent that (A) the amount of Net Operating Assets (defined in Article 9) reflected on the Closing Date Balance Sheet (the "Closing Date Net Operating Assets") is more than (B) Eight Million Two Hundred Fifty-Four Thousand DOLLARS ($8,254,000.00) (being the amount of Net Operating Assets reflected on the Balance Sheet and herein called the "Balance Sheet Date Net Operating Assets"). Notwithstanding the foregoing, if Net Operating Assets on the Estimated Closing Date Balance Sheet exceed one hundred five percent (105%) of the projected Net Operating Assets ("Projected NOA") for the month-end prior to the month in which the Closing occurs, as set forth in
Schedule 1.7 hereto, Buyer shall have the option to terminate this Agreement upon written notice to Seller and B&L delivered within five (5) days after Buyer is notified of the Estimated Cash Amount; provided, however, such termination notice shall be ineffective, and this Agreement shall not terminate, if after the receipt of such notice B&L elects to accept an Estimated Cash Amount and Cash Amount with an upward adjustment based upon Net Operating Assets on the Estimated Closing Date and Closing Date Balance Sheets (in accordance with the Agreed Procedure) equal to but not greater than 105% of Projected NOA for the month-end prior to the month in
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which Closing occurs ("Maximum Cash Amount").  If Seller so notifies Buyer, the
Estimated Cash Amount shall be the Maximum Cash Amount and the Cash Amount shall be the lesser of (x) the Maximum Cash Amount and (y) the Cash Amount computed pursuant to this Section 1.8(a) but for the provisions of the preceding two sentences. If the Estimated Closing Date Balance Sheet is not yet available on the Closing Date, Buyer, Seller and B&L agree to delay the Closing for a reasonable time until the Estimated Closing Date Balance Sheet is available and any agreed delay shall delay Buyer's obligations pursuant to
Section 4.16(b) by an equal number of days.

                          (ii)    The Cash Amount shall be adjusted downward,
on a dollar-for-dollar basis, to the extent that the Closing Date Net Operating Assets are less than the Balance Sheet Net Operating Assets.

                 (b)      (i)     Seller shall, at its own cost and expense,
prepare and deliver to Buyer within 60 days after the Closing Date, a balance sheet for Seller as of the Closing Date (the "Closing Date Balance Sheet") which shall include, in addition to the other information set forth therein, the Closing Date Net Operating Assets. The Closing Date Balance Sheet, and the assets and liabilities reflected thereon, shall be prepared and determined in accordance and consistently with the Agreed Procedure (defined in Article 9), and shall be accompanied by an audit opinion thereon of Price Waterhouse, LLP ("PW") to the effect that the Closing Date Balance Sheet, and the assets and liabilities reflected thereon, were prepared and determined in accordance with the Agreed Procedure. The Closing Date Balance Sheet shall be accompanied by a supplementary schedule setting forth the calculation of the adjustment to the Cash Amount contemplated by Section 1.8(a). Seller and PW shall make available to Buyer all work papers, books and records used in the preparation and audit of the Closing Date Balance Sheet, and shall provide copies of the same at Buyer's cost and expense. Buyer and such accountants or inventory professionals of its choice shall be entitled to jointly conduct with Seller and PW, or otherwise participate in or monitor, a physical count of the Inventories as of the Closing Date (or such other date as Buyer and Seller shall mutually agree).

                          (ii)    Buyer shall have twenty (20) business days
after its receipt of the Closing Date Balance Sheet and related supplementary schedules to review them (the "Review Period"). On or prior to the expiration of the Review Period, Buyer shall notify Seller in writing if it does not agree with Seller's calculation of any adjustment to the Cash Amount (the "Disagreement Notice"), which notice shall include a brief description of the basis of its disagreement, including its calculation of any adjustment to the Cash Amount. If Seller does not receive the Disagreement Notice on or prior to the expiration of the Review Period, Buyer shall be deemed to have approved the Closing Date Balance Sheet and Seller's calculation of any adjustment to the Cash Amount applicable thereto.
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                          (iii)   If Seller receives the Disagreement Notice,
Seller and Buyer shall, in good faith, attempt to resolve the disagreement within twenty (20) business days after Buyer's receipt of the Disagreement Notice. If they cannot resolve the disagreement within such time period, then
(I) Buyer shall promptly pay any net amount owed to Seller that is not in disagreement (i.e., net of any offsetting liability), and (II) the parties promptly shall refer such disagreement for resolution to Arthur Andersen & Company ("AA"), or if AA is unable to serve or declines to act, or if at the time of such referral AA is not independent of each of Buyer and Seller, such other firm of independent accountants of recognized national standing as mutually selected by Buyer and Seller (AA or such other firm being referred to herein as the "Deciding Accountant"). The determination of the Deciding Accountant as to the calculation and amount of any adjustment to the Cash Amount shall be rendered within thirty (30) calendar days after such disagreement is referred to the Deciding Accountant, and shall be binding upon the parties hereto.

                          (iv)    Each of Buyer and the Seller shall furnish to
the Deciding Accountant, at its own cost and expense, such documents and information as the Deciding Accountant may request, and each party may also furnish to the Deciding Accountant such other information and documents as it deems relevant, in all cases with copies (where it would not be unreasonably costly or burdensome to provide copies) or notification (with reasonable rights of access) being given to the other party. The fees and expenses payable to the Deciding Accountant shall be borne one-half by Seller and one-half by Buyer.

                          (v)     The Closing Date Balance Sheet as agreed to
by the parties or as determined by the Deciding Accountant, and the Closing Date Net Operating Assets reflected thereon, shall thereafter be the "Closing Date Balance Sheet" and the "Closing Date Net Operating Assets", respectively, for all purposes of this Agreement. The later of the date on which the parties agree upon the Closing Date Balance Sheet and the calculation of any adjustment to the Cash Amount or the date on which the Deciding Accountant renders its decision with respect thereto shall be called the "Final Settlement Date".

                          (vi)    Within five (5) business days after the Final
Settlement Date, (A) if the Cash Amount exceeds the Estimated Cash Amount paid at Closing, Buyer shall pay to Seller the amount of such excess via wire transfer to an account of Seller identified in writing by Seller, and (B) if the Estimated Cash Amount exceeds the Cash Amount paid at Closing, Seller shall pay to Buyer the amount of such excess via wire transfer to an account of Buyer identified in writing by Buyer. Amounts paid by either party shall bear interest at the Interest Rate from the Closing Date until the date of payment.

                          (vii)   Any adjustments to the Cash Amount required
by application of this Section 1.8 shall be allocated among the Net Operating Assets in the
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same manner as the allocation of Consideration required by Section 1.6 hereto, unless agreed to otherwise in writing by the parties.

         1.9 B&L Guarantee of Obligations of Seller. B&L hereby unconditionally guarantees the due and punctual performance of any and all obligations or liabilities of Seller to Buyer in connection with, relating to or arising under this Agreement or any transaction contemplated in or by this Agreement. Upon the failure by Seller to duly and punctually perform any such obligations or liabilities, B&L shall immediately, upon demand, perform or cause to be performed such obligations and liabilities in accordance with the terms of this Agreement. B&L understands, agrees and confirms that Buyer may enforce the obligations of B&L under this Section 1.9 without proceeding against Seller or any other obligor.

The obligations of B&L under this Section 1.9 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of Seller by operation of law or otherwise, (b) any modification or amendment of or supplement to this Agreement or any document in respect thereof, (c) any invalidity or unenforceability relating to or against Seller for any reason of any obligation under this Agreement or any document in respect thereof, or any provision of applicable law or regulation purporting to prohibit the payment by Seller of any obligation under this Agreement, (d) bankruptcy or insolvency of Seller, or (e) any other act or omission to act or delay of any kind by Seller, Buyer or any Person or any other circumstance whatsoever which might, but for the provisions of this Section 1.9, constitute a legal or equitable discharge of obligations of B&L hereunder.


                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         2.1 Organization; Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of California, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction in which the property owned, leased or operated by it makes such qualification or license necessary, except in each case in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on the Business.
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         2.2     Authority Relative to this Agreement.  Seller has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. All actions necessary to be taken by or on the part of Seller to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby have been duly and validly taken. This Agreement has been duly and validly executed and delivered by Seller and, assuming due execution and delivery by Buyer, constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally as at the time in effect and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         2.3 Consents and Approvals; No Violation. Neither the execution, delivery and performance of this Agreement by Seller nor the consummation of the transactions contemplated hereby (i) conflict with or will result in any breach of any provision of the respective Certificate of Incorporation or By-laws of Seller; (ii) except as set forth on Schedule 2.3(a) and except for filings and approvals required under the HSR Act (defined in Section 4.5), require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification would not have a material adverse effect on the Purchased Assets, condition (financial or otherwise), results of operations or prospects of the Business, and except for any requirements which become applicable to the Business as a result of the specific regulatory status of Buyer; (iii) except as set forth on Schedule 2.3(b), constitute a breach or will result in a default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation of any kind to which Seller or B&L is a party or by which either of them may be bound, including, without limitation, the Assigned Contracts, except for any such breach or default as to which requisite waivers or consents have been obtained, or which will not result in the termination of, or cause the acceleration of the maturity of any debt or obligation pursuant to, any Lease, License Agreement or Material Contract, or result in the creation or imposition of any Lien upon any of the Purchased Assets, and which would not otherwise have a material adverse effect on the Purchased Assets, condition (financial or otherwise), results of operations or prospects of the Business; or (iv) violate any order, writ, injunction, judgment, decree, law, statute, rule, regulation or governmental permit or license applicable to Seller, B&L or the Business, which violation would have or is likely to have a material adverse effect on the Business, the Purchased Assets, condition (financial or otherwise), results of operation or prospects of the Business.

         2.4 Financial Statements. The unaudited balance sheets of Seller for the years ended December 1993 (11 fiscal months), 1994 and 1995, and the related unaudited statements of income for each of the years then ended, the unaudited balance
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sheet of Seller as of December 30, 1995 ("Balance Sheet") and the related unaudited statement of income for the twelve (12) month period then ended (collectively, the "Financial Statements"), copies of which have been furnished to Buyer, fairly present the financial position of Seller as of the dates thereof and the results of operations for the periods covered thereby in accordance with GAAP, except as set forth on Schedule 2.4. The date December 30, 1995 is herein referred to as the "Balance Sheet Date". The unaudited balance sheets of Seller as of June 30, 1995 and 1996, and the related unaudited income statements for the respective six month periods then ended, copies of which have been delivered to Buyer, fairly present, in conformity with GAAP applied on a basis consistent with the Financial Statements (except as otherwise expressly stated therein), the financial position of Seller as of such dates and the results of operations for each such period (subject to normal year-end adjustments).

         2.5 Undisclosed Liabilities. Except as set forth on Schedule 2.5 or reflected on the Balance Sheet, as of the Balance Sheet Date, Seller had no indebtedness or liability, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, other than liabilities arising in the ordinary course of business which are not material and are not of a kind required by GAAP to be set forth on or disclosed in a financial statement of Seller. Since the Balance Sheet Date, Seller has incurred no such indebtedness or liability, except in the ordinary course of business and consistent with past practices.

         2.6     Absence of Certain Changes or Events.  Except as set forth on
Schedule 2.6 or as otherwise provided in this Agreement, since the Balance Sheet Date, the Business has been operated only in the ordinary course and,

                 (a) there has not been, occurred or arisen any change, event (including, without limitation, any damage, destruction or loss, whether or not covered by insurance), condition or state of facts of any character that individually or in the aggregate has or is likely to have a material adverse effect on the Business, the Purchased Assets, the condition (financial and otherwise), results of operations or prospects of the Business; and

                 (b) there has not been any transaction or event of the type which would have been restricted or prohibited by Section 4.1 hereof, had such transaction or event occurred subsequent to the date hereof.

         2.7 Title, etc. (a) Except as to intellectual property, which subject is covered in Section 2.8, Seller has good and valid title to all of the Purchased Assets owned or purported to be owned by it, and holds all real property leased or purported to be leased by it and all intellectual property licensed or purported to be licensed by it under valid and subsisting leases or licenses, as the case may be, with such exceptions as are not material and do not, in the case of intellectual property, involve any of the patent or trademark rights described or referred to on Schedule 1.1(e), except for

(i) any Liens reflected on the Balance Sheet; (ii) any Liens incurred or created since the Balance Sheet Date in the ordinary and usual course of business and which do not constitute a default under any agreement to which Seller is a party or by which it is bound, or which result from a violation of law, or the creation or incurrence of which would not have been restricted or prohibited by Section 4.1 hereof had such Lien been created or incurred subsequent to the date hereof; (iii) any Liens for current taxes and assessments not yet past due; (iv) any inchoate mechanic's and materialmen's liens and encumbrances for construction in process; (v) any workmen's, repairmen's, warehousemen's and carriers' liens and similar encumbrances arising in the ordinary course of business; and (vi) any Liens which are matters of record, arising in the ordinary course and which do not secure indebtedness for borrowed money, unsatisfied judgments or other payment obligations, including but not limited to, easements, quasi-easements, rights of way, restrictive covenants, land use ordinances and zoning plans (collectively, "Permitted Liens").

                 (b) Except as set forth on Schedule 2.7(b), (i) the Leases, License Agreements and Material Contracts are, in all material respects, valid, binding and enforceable in accordance with their terms; (ii) Seller has not received notice of any default thereunder; and (iii) there are no existing uncured or unwaived defaults by Seller thereunder which are likely to have a material adverse effect on the Business or which would cause or permit, or is reasonably likely to result in, any of the Leases, License Agreements or Material Contracts being terminated or rendered unenforceable or result in any Lien upon any of the Purchased Assets.

                 (c) With the exception of cash resources and software not included in the Purchased Assets, the Purchased Assets (i) comprise all of the assets required or necessary to the conduct of the Business as currently conducted in the ordinary course consistent with past practices, and (ii) are in sufficient operating condition and repair for the conduct of the Business in the ordinary course and consistent with past practices (except for ordinary wear and tear, which may include temporary malfunction or disrepair).

         2.8 Patents, Trademarks, etc. (a) Except for B&L trademarks referenced in Section 4.17, Schedule 1.1(e) is a complete and accurate listing of (i) all patents, all registered and unregistered trademarks and all registered copyrights, and (ii) to the knowledge of Seller, all service marks, logos and trade names, together in each case with all applications, reissues, renewals, continuations and extensions pertaining to any of the foregoing (collectively, the "intellectual property") that are owned by or licensed to Seller and which are used in the business of Seller. Except as set forth on
Schedule 2.8(a), during the past two years no notice has been given by Seller to any Person that such person has violated or infringed any of such intellectual property. Except as set forth on Schedule 2.8(a), no written claims or notices have been received by Seller during the past two years challenging the use by Seller of any of such intellectual property, or challenging or questioning the validity, enforceability or effectiveness of or the title to any of such intellectual property or of any license or agreement relating thereto and, to Seller's knowledge, Seller is not in violation of, or in default under, any material term or provision of any license or agreement relating thereto. To Seller's knowledge, the use by Seller of such intellectual property in the conduct of the Business as currently conducted does not infringe the intellectual property of any third person, and, to Seller's knowledge, such use will not infringe the intellectual property of any third person when used by Buyer in the conduct of the Business after the Closing; provided such use is consistent with the current use of such intellectual property by Seller. Except as set forth in this Section 2.8, Seller makes no representation as to the validity or enforceability of any unregistered trademark. Subject to the foregoing, Seller owns or holds adequate licenses or other rights to use the intellectual property necessary to conduct the Business.

                 (b) Schedule 2.8(b) sets forth a complete list of all license agreements which grant Seller the right to use intellectual property of third parties in the Business.

                 (c) Schedule 2.8(c) identifies all licenses by Seller to third parties of intellectual property identified on Schedule 1.1(e) (the license agreements and licenses identified on Schedules 2.8(b) and 2.8(c) are herein called the "License Agreements"). To Seller's knowledge, no third party is in material violation of, or in material default under, any term or provision of any license by Seller to any third party or any agreement relating thereto.

         2.9 Insurance. All material property, workers' compensation and casualty insurance policies which currently insure Seller with respect to the Purchased Assets or the Business are identified on Schedule 2.9. Buyer acknowledges that, with the exception of workers' compensation, the policies and insurance coverage described in this paragraph are part of the corporate insurance program obtained by B&L, and such coverage will not be available or transferable to Buyer.

         2.10    Employee Benefit Plans:  Labor Matters.

                 (a) Except as set forth on Schedule 2.10(a) ("Pension Plans"), there are no pension plans (as defined in Section 3(2) of ERISA) which Seller, or any organization of employees of Seller, maintains or to which Seller is, directly or indirectly, required to contribute.

                 (b) Except as set forth on Schedule 2.10(b) ("Employee Benefit Plans") and except for the Pension Plans, there are no oral or written employee insurance, health, welfare, bonus, incentive compensation, severance, change of control, stay agreements, leave of absence, disability, vacation, service award, employee discount or other employee benefit plans of Seller in which employees of Seller participate.

                 (c) Except as set forth on Schedule 2.10(c) ("Employee Agreements"), Seller is not obligated by or subject to any collective bargaining agreement, no employees of Seller are represented by a labor organization or covered by a collective bargaining agreement, nor, to Seller's knowledge, have any Seller employees made a pending demand for recognition or filed a petition seeking a representation proceeding presently pending with the National Labor Relations Board. To Seller's knowledge, no such petitions have been so pending at any time within the past three years and there has not been any general solicitation of representation cards or other organizing activity by any union seeking to represent Seller employees as their exclusive bargaining agent at any time within the past three years. To Seller's knowledge, all employees of Seller are citizens of, or authorized to be employed in, the United States.

                 (d) Except as set forth on Schedule 2.10(d), there are no pending, or, to Seller's knowledge, threatened strikes, slowdowns or other stoppages with respect to Seller's employees and there are no pending or, to Seller's knowledge, threatened employment- related claims, complaints or charges with any federal, state, local or foreign governmental agency or court with respect to any Seller's employees.

                 (e) Since December 31, 1995, Seller has not involuntarily terminated any employee of the Business other than those set forth on Schedule 2.10(e). Schedule 2.10(e) also sets forth the name of each employee of the Business who was not actively employed on the date hereof, together with the reasons for their absence.

         2.11 Legal Proceedings, Etc. Except as set forth on Schedule 2.11 and Schedule 2.10(d), there is no claim, action, proceeding or investigation pending or, to the knowledge of Seller, threatened against, affecting or relating to Seller before any court, arbitrator or governmental body, agency, official or authority or which is likely to result in an adverse decision which could have a material adverse effect on the Business, the Purchased Assets, the condition (financial and otherwise), results of operations or prospects of the Business or against or involving Seller which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby. Except for laws of general application and as set forth on Schedule 2.11, Seller is not subject to any outstanding order, writ, judgment, injunction or decree of any court or governmental or regulatory authority or body or subject to any compliance agreement, conciliatory or settlement agreement relating to the Business or the Purchased Assets or limiting, in any material respect, its ability to conduct the Business as presently conducted.

         2.12 Material Agreements. (a) Except as set forth on Schedule 2.12 and except for (i) agreements made in connection with this Agreement and the transactions contemplated hereby, (ii) the Leases, and (iii) the License Agreements, Seller is not as of the date hereof a party to, or bound by, any Material Contract (defined below) of any kind.

         For purposes hereof, the term "Material Contract" shall mean any contract or arrangement that is (i) an employment, severance or golden parachute agreement or arrangement; (ii) any agreement or arrangement which has, as a principal purpose, the provision of indemnification to any Person;
(iii) any agreement or arrangement involving the commitment to pay, or to acquire or to provide goods or services with a fair market value, in excess of $25,000, other than agreements for the purchase and sale of Inventory, packaging, and advertising and promotional materials, in each case in the ordinary course of the Business consistent with past practice; (iv) any partnership or joint venture agreement or arrangement; (v) any agreement or arrangement for the acquisition, sale or lease of any assets outside the ordinary course of business; (vi) any mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar agreement or arrangement with respect to tangible or intangible personal property (except for sales of Inventory); (vii) any loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or any other similar type of agreement or arrangement, whether as borrower or lender; (viii) any exclusive retainer agreement or arrangement with attorneys, accountants, actuaries, appraisers, investment bankers or other professional advisers; (ix) any agreement or arrangement that limits the freedom of Seller to compete in any line of business or with any Person or in any area or which would so limit the freedom of Seller or any of their Affiliates; or (x) otherwise material to the Business.

                 (b) Except as disclosed on Schedule 2.12, there exists no default under any Lease, License Agreement or Material Contract either by the Seller, or to Seller's knowledge, by any other party thereto, and no event has occurred which with notice or the passage of time would constitute such a default or which would have a material adverse effect on the Business, whether as a result of the consummation of the transactions contemplated hereby or otherwise or under any obligation to be performed by any party to any such Lease, License Agreement or Material Contract.

         2.13    Environmental Matters.  Except as set forth on Schedule 2.13,

                 (a) The Business is in substantial compliance with all applicable Federal, state, regional, foreign and local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution or of environmental regulation or control or protection of the environment.

                 (b) To the knowledge of Seller and B&L, the Leased Property and all improvements, structures, equipment, fixtures or activities thereon are in compliance with all applicable Environmental Laws.

                 (c) The Business and, to the knowledge of Seller and B&L, the Leased Property, have obtained all Permits necessary for their operations as currently conducted and comply with the terms and conditions thereof and all such Permits are in good standing.

                 (d) There is no pending or, to the knowledge of Seller and B&L, threatened civil or criminal litigation, written notice of violation or formal administrative proceeding relating to the Environmental Laws involving the Business.

                 (e) Seller has not (i) placed, held, located, released, transported or disposed of any Hazardous Wastes (defined in Section 9) on or under any property on which Seller has conducted the Business, other than in compliance with Environmental Laws, or (ii) received any written notice (A) of any violation of any Environmental Law or any other law, statute, rule or regulation regarding Hazardous Wastes on or under any of such properties, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any governmental entity of any such violation or (C) requiring the removal of Hazardous Waste from any of such properties.

         2.14 Compliance with Law. Except as set forth on Schedule 2.14, the Business is not being conducted in violation of any law, ordinance, order or regulation of any governmental entity or court, and the products of Seller are manufactured, sold and marketed in compliance with all applicable Federal and state laws, orders, ordinances or regulations, except for possible violations which either individually or in the aggregate do not and are not likely to have a material adverse effect on the Business or the Purchased Assets, the condition, results of operation or prospects of the Business and Seller has not received any notice of such violation or alleged violation. All governmental approvals, permits and licenses required for Seller to conduct the Business as presently conducted ("Authorizations") have been obtained and are in full force and effect and are being complied with in all material respects, except for Authorizations as to which the failure to so obtain, the lapse of such effectiveness or the failure to so comply, either individually or in the aggregate, will not have a material adverse effect on the Business the Purchased Assets, the condition, results of operation or prospects of the Business.

         2.15 Inventory; Accounts Receivable; Accounts Payable. (a) Except as set forth on Schedule 2.15(a), other than inventory that has been fully reserved against, all items of inventory reflected on the Balance Sheet are usable and salable in the ordinary course of business and the Balance Sheet does not include, as inventory, products not currently being produced, sold or marketed. The values at which net inventories are carried on the Balance Sheet reflect the historical inventory valuation policy of Seller stating such inventories at the lower of cost or market value. Except as set forth on
Schedule 2.15(a), Seller is not under any obligation or liability with respect to accepting returns of items of merchandise in the possession of their customers other than in the ordinary course of business.

                 (b) Except as set forth on Schedule 2.15(b), since the Balance Sheet Date, no Accounts Receivable have been sold, transferred or otherwise disposed of by Seller, except in the ordinary course of business.
All of the Accounts Receivable included in the Purchased Assets have arisen in connection with bona fide sales and deliveries of goods, performance of services, licensing of intellectual property or other bona fide business transactions in the ordinary course of business, consistent with past practices. All reserves reflected in the Financial Statements against doubtful accounts of, valid counterclaims or setoffs by, rebates, discounts and allowances to, and returns from, customers were established in a manner consistent with the collection experience of the Business in prior years. To the knowledge of Seller, each of such Accounts Receivable constitutes a legal, valid and binding account or other receivable, and none of such Accounts Receivable is subject to any known defenses, assignments, restrictions, counterclaims or setoffs by, any rebates, discounts or allowances to, or any returns from, or any warranty claims of any customer. All of the Accounts Receivable included in the Purchased Assets, net of reserves, are collectible and will be collected in the ordinary course of the Business, consistent with past practices, without recourse to legal proceedings before the one-year anniversary date after the Closing Date. Since the Balance Sheet Date, Seller has not provided any products or services at discounted rates or free of charge to any customer as a rebate, discount or advance to any customer to collect or to accelerate the collection of any such Accounts Receivable. Except as set forth in Schedule 2.15(b), there are no account debtors owing on any of the Accounts Receivable that are included in the Purchased Assets that are (i) delinquent in payment by more than 30 days or (ii) who have refused or, to the best knowledge of Seller, threatened to refuse to pay any such Accounts Receivable.

                 (c) The Accounts Payable included in the Assumed Liabilities arose from bona fide transactions in the ordinary course of business, and all such Accounts Payable have either been paid, are not yet due and payable under procedures for payment of accounts payable by Seller, or are being contested by Seller in good faith, in each case with such exceptions as do not have a material adverse effect on the Business or the Purchased Assets.

         2.16 Brokers. There is no broker or finder or other person who would have any valid claim against Buyer for a fee, commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Seller. Seller shall be solely responsible for all fees and expenses of any broker, finder or other person engaged by or on behalf of it or otherwise claiming through it in connection with the transactions contemplated by this Agreement.

         2.17 Ownership of Seller. Seller is a directly wholly-owned corporate subsidiary of B&L.

         2.18 Books and Records. Seller maintains the Books and Records with respect to the Business which, in reasonable detail, accurately and fairly reflect its transactions and acquisition and dispositions of its assets in accordance with GAAP, to the extent applicable. Seller has not used any improper practices for the purpose of deceptively reflecting or not reflecting any of the properties, assets, liabilities, revenues or expenses in any of its Books and Records.

         2.19 Distributors. Since the Balance Sheet Date, there has been no material termination, cancellation or change in the business relationship of Seller with any of its distributors (and Seller has not received notice that it has lost or will lose, and no such distributor has notified Seller that the Business would lose in the event of the consummation of the transactions contemplated hereby, any such distributor). Seller is not engaged in any material disputes with any of its distributors or, to the best knowledge of Seller, are there any circumstances which may result in any such material dispute or in any distributor ceasing to utilize or substantially reduce the use of any product or service provided by Seller in connection with the Business. For purposes of this paragraph, "distributor" refers to those third parties which purchase from Seller pursuant to an Exclusive Distributor Agreement, as reflected on Schedule 2.12.

         2.20 Software. On the Closing Date, Buyer shall acquire from Seller all Seller's right, title and interest in and to all items of Software (as defined below), which are used or held for use by Seller in connection with the Business, except for any license to non-owned Software which, by its terms, may not be assigned or otherwise transferred by Seller to Buyer and which is specified in Schedule 2.20 or which is not material to the functioning of Seller's accounting or information systems or production. The term "Software" means the expression of an organized set of instructions in a natural or coded language which is contained on a physical media of any nature and which may be used with a computer to make such computer operate in a particular manner and for a certain purpose, including, without limitation, all computer programs or applications together with all user documentation relating to such computer programs or applications.

         2.21 No Interest in Properties. No director, officer or employee of Seller directly or indirectly owns any interest in any of the Purchased Assets and no director, officer or employee of Seller (or member of such Person's immediate family) owns any interest in, controls or is an employee, officer, director or agent of, or consultant to, any other entity which is a competitor, supplier, customer, lessor or lessee of Seller.

         2.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 2, neither Seller nor B&L, nor their shareholders or affiliates, nor any other person makes any representation or warranty to Buyer, express or implied, and Seller and B&L hereby disclaim any such representation or warranty, whether by Seller or any of its agents or representatives or any other person, notwithstanding the delivery or disclosure to Buyer or any of its officers, directors, employees, agents or representatives or any other person of any document or other information or any of their agents or representatives or any other person. EXCEPT AS SPECIFICALLY PROVIDED HEREIN, SELLER AND B&L MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING, WITHOUT LIMITATION, THEIR DESIGN, CAPACITY, CONDITION, MERCHANTABILITY OR THEIR FITNESS FOR USE OR FOR ANY PARTICULAR PURPOSE, AND SELLER AND B&L HEREBY DISCLAIM ALL SUCH REPRESENTATIONS AND WARRANTIES. EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THE SALE OF THE PURCHASED ASSETS IS MADE ON AN "AS IS" BASIS AND "WITH ALL FAULTS".

         2.23 Purchase for Investment. Seller acknowledges that the Preferred Stock will not be registered under the Securities Act of 1933, as amended (the "1933 Act") or any State Blue Sky or securities laws. Seller is acquiring the Preferred Stock for its own account for investment and not with a view to any distribution thereof and will not sell or otherwise transfer the Preferred Stock unless, if Buyer so requests, it delivers to Buyer an opinion of counsel, in form and substance satisfactory to Buyer, to the effect that such transfer is exempt from the registration requirements of the 1933 Act and applicable State Blue Sky or securities laws. Seller acknowledges that a legend to such effect may be placed on the Preferred Stock.


                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller and B&L as follows:

         3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted.

         3.2 Authority Relative to this Agreement. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. All actions necessary to be taken by or on the part of Buyer to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby have be duly and validly taken. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due execution and delivery by Seller, constitutes a valid and binding agreement of Buyer enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally as at the time in effect and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         3.3 Consents and Approvals: No Violation. Neither the execution, delivery and performance of this Agreement by Buyer nor the consummation of the transactions contemplated hereby (i) conflict with or will result in any breach of any provision of its Certificates of Incorporation or By-Laws of Buyer (or other similar governing documents), (ii) except for filings and approvals required under the HSR Act, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) constitute a breach or will result in a default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

         3.4 Brokers. There is no broker or finder or other person who would have any valid claim against Seller for a fee, commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Buyer. Buyer shall be solely responsible for all fees and expenses of any broker, finder or other person engaged by or on behalf of it or otherwise claiming through it in connection with the transactions contemplated by this Agreement.


                                   ARTICLE 4

                            COVENANTS OF THE PARTIES

         4.1 Conduct of Business of Seller. Except as contemplated by this Agreement or as described on Schedule 4.1, during the period from the date of this Agreement to the Closing Date, Seller will conduct the Business and its operations according to its ordinary and usual course of business consistent with past practice. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described on Schedule 4.1, Seller will not, with respect to the Business or Purchased Assets, prior to the Closing date without the consent of Buyer:

                 (a) Sell or otherwise dispose of or abandon any assets, including without limitation the Purchased Assets, except for collection of Accounts Receivable and sales of Inventory in the ordinary course of business and consistent with past practice and except for sales or dispositions of Equipment, Supplies and Fixed Assets having a fair market value not in excess of $25,000 individually or $100,000 in the aggregate.

                 (b) (i) Amend or terminate any lease, License Agreement or Material Contract, or (ii) breach in any material respect any Lease, License Agreement or Material Contract, or (iii) breach any material provision of any Lease, License Agreement or Material Contract such as would permit the termination thereof or the loss of benefits to the Business thereunder.

                 (c) Amend or terminate any Assigned Contract (excluding those referred to in Section 4.1(b) above), except in the ordinary course of business and consistent with past practice.

                 (d) (i) Increase the rate or terms of compensation payable or to become payable by Seller to any of its employees (including officers), agents or consultants, except increases occurring in the ordinary course of business in accordance with it customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases); or (ii) increase the rate or term of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any employees (including officers); provided that, no increase referred to in this Section 4.1(d) shall be made with respect to any of the persons named in Section 10.11 of this Agreement without the prior consent of Buyer; and provided further that any increase referred to in clause (ii) of this Section 4.1(d) shall be made with respect to all eligible employees (including officers) of Seller generally.

                 (e) Enter into any agreement, commitment or transaction that would, had such agreement, commitment or transaction been in effect on the date hereof, be a Lease, License Agreement or Material Contract; make or commit to make any capital expenditure in excess of $25,000 individually or $100,000 in the aggregate; or enter into any other agreement, commitment or transaction material to the business, operations or financial condition of Seller except agreements, commitments or transactions in the ordinary course of business consistent with past practices.

                 (f) Mortgage, pledge or grant any security interest on any of the Purchased Assets in connection with the borrowing of money or for the deferred purchase of any property; or otherwise permit the imposition of any Lien on any of the Purchased Assets other than Permitted Liens.

                 (g) Lend any money or make any commitment to lend any money except trade credit in the ordinary course of business consistent with past practice.

                 (h) Make any written change to the terms upon which the Business extends credit to customers, discounts prices or offers other terms or sales incentives other than changes occurring in the ordinary course of the Business consistent with past practice.

                 (i) Agree, whether in writing or otherwise, to do any of the foregoing.

                 (j) Cancel or compromise of any material claim under, waive or release any rights of material value arising out of, or modify or change in any material respect or terminate, any Purchased Assets or the Business.

                 (k) Take any action that would cause any representation or warranty to be untrue or incorrect or that would result in any of the conditions to closing not being satisfied.

Without limiting the generality of the foregoing, Seller hereby covenants and agrees that, from the date hereof until the Closing Date, Seller shall use Commercial Efforts to: (a) maintain the present relationships and good will with its suppliers, distributors, customers, lessors, licensors and licensees;
(b) maintain the Purchased Assets in good operating condition and repair; and
(c) maintain all Permits and Intangible Property.

         4.2     Access to Information.

                 (a) Between the date of this Agreement and the Closing Date, Seller will, during ordinary business hours and upon reasonable advance notice, give Buyer and its authorized representatives reasonable access to the books, records, plants, offices and other facilities and properties of Seller in order that Buyer may have full opportunity to make such reasonable investigations, as it shall reasonably need to make concerning the affairs of the Business and Seller will use Commercial Efforts to cause its officers and accountants to furnish such additional financial and operating data and other information, in each case relating to the Business and the Purchased Assets, as Buyer shall from time to time reasonably request; provided, however, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of Seller; (B) Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege, and (C) Seller need not supply Buyer with any information which Seller is under a legal obligation not to supply. In case Seller determines not to provide Buyer with information on the basis of clause
(B) or (C) above, Seller shall advise Buyer of the basis for such exclusion.
In the case of information excluded under clause (C), Seller shall use Commercial Efforts to obtain any required waiver if Buyer so requests.

                 (b) Any information provided pursuant to this Agreement shall be held by Buyer until the Closing, in accordance with and shall be subject to the terms of the Confidentiality Agreement, dated February 8, 1996 between The Finisterre Fund and B&L (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference; provided, however, that Buyer shall be entitled to make the disclosures contemplated by the draft Offering Memorandum in respect of Buyer's securities prepared by Larkspur Capital Corporation (draft of July 1996), or otherwise required by providers of Financing.

         4.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated, except as otherwise expressly provided herein.

         4.4 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its Commercial Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement. On and from time to time after the Closing Date, without further consideration, Seller will, at its own expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to consummate the transactions contemplated by the Agreement. On and from time to time after the Closing Date, without further consideration, Buyer will, at its own expense, execute and deliver such documents to Seller as Seller may reasonably request in order to consummate the transactions contemplated by this Agreement.

         4.5 Filing. (a) Buyer and Seller will file, or cause to be filed, as promptly as possible, and in no event later than five (5) days after the date hereof, with the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the notification required by the HSR Act. Each party shall keep the other apprised of the status of any inquiries or requests for additional information made by any governmental authority (including FTC or DOJ) in connection with such filing. Buyer shall pay the filing fee under the HSR Act.

                 (b) Buyer promptly will make, or cause to be made, all such other filings and submissions under laws and regulations applicable to Buyer, if any, as may be required of Buyer for the consummation of the transactions contemplated hereby. Seller promptly will make or cause to be made all such other filings and submissions under laws and regulations applicable to Seller, as may be required of Seller, for consummation of the transactions contemplated hereby. The parties hereto will coordinate and cooperate with one another in exchanging such information and reasonable assistance as may be requested in connection with all of the foregoing.

                 (c) To the extent that the approval, consent or permission of any Governmental Entity or other Person is necessary or desirable for Buyer to obtain in connection with the conduct of the Business after the Closing, including the issuance of such new permits as may be required for Buyer to conduct the Business, Seller shall, at

Buyer's request and expense, reasonably cooperate with Buyer in obtaining all such approvals, consents or permissions.

         4.6 Transfer Taxes. Seller, on the one hand, and Buyer, on the other hand, shall each be responsible for one-half of the aggregate of all transfer, excise, stamp, sales, use, recording or similar taxes or fees, arising out of the sale, transfer, conveyance or assignment of any of the Purchased Assets by Seller and the transactions contemplated hereby. Buyer shall be responsible for obtaining re-sale tax exemption certificates in respect of inventory; and if Buyer shall fail to obtain such exemption certificates Buyer shall be responsible for all such taxes resulting therefrom. The party responsible for making any required filing under applicable law shall make such filing and Seller or Buyer, as the case may be, shall cooperate with the other in providing any documents or affidavits necessary for any filings.

         4.7 Public Announcements. Neither Seller nor Buyer shall issue any press release or make any other public disclosure or announcement concerning the transactions contemplated by this Agreement, without the prior consent of the other parties hereto as to both the timing and content of such press release or public disclosure, which consent shall not be unreasonably withheld.

         4.8     Employees and Employee Benefit Plans.

                 (a) On the Closing Date, Buyer shall (i) offer employment on an "at will" basis, at the same hourly rates, to all of the hourly employees of Seller actively employed as of the Closing Date; and (ii) offer employment on an "at will" basis, at the same salary to all of the salaried employees of Seller actively employed as of the Closing Date. Buyer shall also offer employment under the terms of Buyer's employment policies to each of Seller's employees who is temporarily absent on the Closing Date from active employment and who has rights of re-employment upon termination of such temporary absence in accordance with existing policies. An employee on temporary absence from active employment shall be deemed to be a "Transferred Employee" from and after such employee's commencement of employment with Buyer immediately following the termination of such absence. All employees who become employees of Buyer pursuant to such offers of employment shall be sometimes referred to as "Transferred Employees" as of the date of such employment. Schedule 4.8 is a list of all Seller's employees as of June 26, 1996, including date of hire and position. Through the first anniversary of the Closing Date, Buyer shall, with respect to all Transferred Employees from time to time employed, provide employee benefit plans, programs and arrangements having benefits to such Transferred Employees that in the reasonable judgment of Buyer are, in the aggregate, commercially reasonable alternative benefits to those Employee Benefit Plans referred to in Schedule 4.8 covering such Transferred Employees as in effect immediately prior to the Closing Date provided that (i) Buyer's obligation to provide commercially reasonable alternative benefits in the aggregate shall be deemed satisfied if Buyer's actual annual cost of providing all benefits to Transferred Employees through such first anniversary date, pro rated for periods less than a full year (including, without limitation, administrative charges paid to third Persons but excluding any allocation of overhead or other internal costs of Buyer) shall be at least equal to Seller's costs of providing such benefits, projected for the year 1996, to an equal number of employees which costs are set forth in Schedule 4.8 ("1996 Benefit Costs"), and (ii) nothing in this Agreement shall require Buyer to provide or maintain any specific Benefit Plan or type of plan or program, including, without limitation, any defined benefit plan or retiree medical plan. In the case of any new plan, program or arrangement, Buyer shall provide that periods of service with Seller and each Affiliate or predecessor of Seller prior to the Closing Date shall be credited for eligibility, vesting and benefits purposes (if applicable and without duplication). To the extent set forth on the Closing Date Balance Sheet, Buyer shall assume the amount of accrued and unpaid vacation pay, employee service days, sick days, bonuses, salaries and commissions, and the foregoing shall not be Retained Liabilities to the extent of such accruals. Seller has delivered to Buyer a complete and correct copy of each Employee Benefit Plan referred to on Schedule 4.8 and of Seller's vacation pay, employee service days, sick days, bonus or other incentive compensation plan or policy, together with the most recent summary plan description, if any. Seller shall deliver to Buyer a list of the name of each employee who was not actively employed on the Closing Date, together with the reasons for the absence.

                 (b) Effective as of the Closing Date, Seller shall provide that all benefit accrual of vested participants in the Pension Plans shall cease on the Closing Date. Buyer shall include the Transferred Employees and their beneficiaries in Buyer's medical, dental or health plans upon their commencement of employment with Buyer, and Buyer shall use Commercial efforts to establish plans that waive any preexisting condition limitations for such conditions covered under Seller's medical, dental or health plans and shall credit any deductible and out-of-pocket expenses incurred by such Transferred Employees and their beneficiaries under Seller's medical, dental or health plans during the portion of the calendar year preceding their commencement of employment with Buyer.

                 (c) After the Closing, Buyer shall be required to give any notice to employees of Seller which it employs which is required under the Worker Adjustment and Restraining Notification ("WARN") Act.

         4.9 Insurance. B&L and Seller shall, until the Closing Date, maintain in effect the insurance on the Purchased Assets or the Business as set forth in Schedule 2.9.

         4.10 Severance Obligations. (a) Effective as of the Closing Date, Seller shall terminate or cause to be terminated the employment of all persons employed by Seller as of the Closing Date.

                 (b) As to each employee terminated by Seller under this Section effective at or after the Closing, Buyer shall offer employment as contemplated by Section 4.8(a).

                 (c) With respect to each such employee who does not accept Buyer's offer of employment described in clause (b) of this Section, Seller shall be liable for and pay all valid claims of any such employee relating to such termination of employment, including, without limitation, all severance obligations of B&L arising by virtue of an employee's employment by Seller and shall indemnify and hold harmless Buyer for any failure to pay such severance obligations.

                 (d) With respect to each such employee who does accept Buyer's offer of employment, Buyer shall indemnify and hold harmless Seller and B&L against any and all valid claims against Seller or B&L by any employee terminated by Buyer for any severance or other claims relating to such employee's employment by Buyer, or termination thereof; provided, however, that Buyer shall not indemnify Seller and B&L to the extent of any valid severance obligations of Seller and B&L.

         4.11 Covenants to Satisfy Conditions. Upon the terms and subject to the conditions set forth herein, Seller shall use its Commercial Efforts to ensure that the conditions set forth in Article 5 hereof are satisfied, insofar as such matters are within the control of Seller, and Buyer shall use its Commercial Efforts to ensure that the conditions set forth in Article 5 hereof are satisfied, insofar as such matters are within the control of Buyer.

         4.12 Books and Records. Buyer and Seller agree that Buyer shall retain after the Closing Date, for a period of three (3) years, any and all Books and Records (including hard copies, electronic or otherwise) in its possession related to the Purchased Assets, the Assumed Liabilities, the Retained Liabilities or the Business for all periods through the Closing Date or related to the transactions contemplated hereby; provided, however, that within three months prior to the expiration of such period, Buyer shall give written notice to Seller and an opportunity to ship such books and records at Seller's expense and risk to a location chosen by Seller. Buyer shall at all times within business hours provide Seller access to such Books and Records during such three year period.

         4.13 Allocations. With respect to those charges (including, without limitation, real estate taxes, water and sewer rents, if any, utility charges and similar items) which are not included in the calculation of the Closing Date Net Operating Assets and which relate to a period beginning prior and ending subsequent to the Closing Date and which cannot be measured otherwise, any invoices or statements received by either party which cover such period shall be prorated between Buyer and Seller according to the number of days in the period covered by such invoice or statement during which Buyer and Seller, respectively, operated the Business, and each shall pay its allocable share thereof, either directly or by way of reimbursement if the other party shall have paid the same, upon receipt of an invoice therefor or evidence of such payments, as applicable.

         4.14 Financing. Buyer shall use Commercial Efforts to obtain debt financing consisting of approximately $20.0 million Senior Notes with an average life of approximately six and a half years from closing and $12.0 million Senior Subordinated Notes with an approximate seven year maturity, as well as $25.0 million of investor preferred equity and $4.0 million of common equity, plus any additional amount necessary to make up an adjustment to the Cash Amount pursuant to Section 1.8, or a commercially reasonable alternative financing structure entirely satisfactory to Buyer in its reasonable and good faith judgment (the "Financing").

         4.15 Waiver of Compliance with Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any bulk transfer laws applicable to the transactions contemplated by this Agreement. Seller agrees to promptly and diligently pay and discharge when due or to contest or litigate any claims of creditors which are asserted against Buyer by reason of any noncompliance with such laws, and to indemnify Buyer in accordance with Section
8.2 against any Claim or Loss arising from such noncompliance.

         4.16 Deposit; Failure to Close on Certain Dates. (a) Contemporaneously with execution hereof, Buyer will pay to B&L, on behalf of Seller, a cash deposit in the amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) (the "Deposit"). If the Closing shall not have occurred on or before 11:59 P.M. New York time on October 15, 1996 (such time and date being herein called the "Desired Closing Date"), Seller shall be entitled to retain the Deposit, which shall thereafter be non-refundable and become the property of Seller to the extent provided in Section 4.16(c).

                 (b) If the Closing shall not have occurred on or before the Desired Closing Date, Buyer may, at its option, extend the closing until November 15, 1996 (the "Extended Closing Date") upon payment to Seller, in cash, of an additional TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) (the "Additional Deposit"). To effectively extend the Closing Date to the Extended Closing Date, the Additional Deposit must be received by Seller on or before the Desired Closing Date. Thereafter, if the Closing shall not have occurred on or before the Extended Closing Date the Additional Deposit shall be non-refundable and become the property of Seller to the extent provided in
Section 4.16(c).

                 (c) The Deposit and any Additional Deposit shall be retained by Seller until the earlier of:

                          (i)     the date upon which the Closing occurs
(provided such date is prior to the Extended Closing Date), at which time the Deposit and any

Additional Deposit shall be applied by Seller to the Estimated Cash Amount due by Buyer at the Closing;

                          (ii)    the date upon which this Agreement is
terminated pursuant to Section 7.1(a), or by Buyer or Seller pursuant to
Section 7.1(b) (unless Section 7.2(b) applies) or by Buyer pursuant to Section 7.1(c) hereof, at which time the Deposit shall be refunded by Seller to Buyer; and

                          (iii)   the date upon which this Agreement is
terminated by Buyer, Seller or B&L (on behalf of Seller) pursuant to Section 7.1(b) (if Section 7.2(b) applies), or by Seller pursuant to Section 7.1(d), at which time the Deposit and Additional Deposit shall be retained by Seller and applied against Seller's damages for Buyer's breach.

                 (d) If the Closing shall not have occurred on or before the Extended Closing Date due to the failure to satisfy the condition set forth in Section 5.3(e) but the Agreement is not terminated and Closing subsequently occurs, the Deposit and Additional Deposit shall not be applied to the Estimated Cash Amount due from Buyer at Closing.

         4.17 Right to Name. Seller and B&L agree to cause Seller within ten (10) days after the Closing, to change the name of Seller to a name which does not include "Steri-Oss", a similar name or any other name reasonably objected to by Buyer. Seller shall provide to Buyer copies of all documents evidencing the change of name of Seller within two (2) business days after same are effective. Buyer agrees that it shall obtain no rights in the name "Bausch and Lomb" by virtue of this Agreement, except that, as a temporary accommodation to Buyer, B&L agrees that Buyer may exhaust existing inventories of sales and marketing literature reflecting the name "Bausch & Lomb" for a period not to exceed one (1) year from Closing. Buyer shall destroy all inventories of materials bearing the name "Bausch and Lomb" one year from the date of Closing. Buyer shall use best efforts to discontinue use of the name "Bausch and Lomb" on all signs, telephone recordings and other uses other than products and sales literature within thirty (30) days after Closing, and in all events such use shall be discontinued within sixty (60) days after Closing.

         4.18 Non-Competition. The Seller and B&L hereby acknowledge and recognize such parties' possession of confidential or proprietary information and the highly competitive nature of the Business and accordingly agree that, in consideration of the premises contained herein, each of such parties will not, from and after the date of this Agreement for a period of three (3) years after the date of this Agreement, for any reason whatsoever, (i) directly or indirectly engage anywhere in the world in the production, manufacture, design, marketing, sale, distribution or development of dental implants and related abutments and surgical tools,
(ii) assist others anywhere in the world in engaging in the production, manufacture, design, marketing, sale, distribution or development of dental implants and related abutments and surgical tools, (iii) solicit or attempt to solicit any current or potential customers of the Business in connection with the actions described in the foregoing clauses (i) and (ii), or (iv) induce employees of the Business to terminate their employment with Buyer; provided, however, that in the event that during the three (3) year period after the date of this Agreement, Seller, B&L or any Affiliate effects an acquisition or business combination and incidental hereto acquires any Person, or substantially all of the assets of a Person, which directly or indirectly engages anywhere in the world in the production, manufacture, design, marketing, sale, distribution or development of dental implants and related abutments and surgical tools, Seller, B&L or such Affiliate, as the case may be, may continue to perform or otherwise conduct such acquired business operations for a period of twelve (12) months after the date of such acquisition or business combination without violating the provisions of this Section after which time the provisions of this Section shall act to prohibit any such activity by Seller, B&L or such Affiliate, as the case may be. If, at any time after such acquisition or business combination, Seller, B&L or such Affiliate propose to sell, assign, transfer or otherwise convey the portion of the acquired business that would otherwise cause Seller or B&L to violate the provisions of this Section prior to the consummation of any agreement of sale, assignment, transfer or other conveyance, Seller, B&L or such Affiliate must first offer the portion of such acquired business to Buyer on terms to be negotiated by the parties.

         4.19 No Shopping. From the date hereof until the earlier of (i) the Closing Date and (ii) the date this Agreement is terminated in accordance with Article 7, neither Seller nor any partner, director, officer or shareholder of Seller will, directly or indirectly, solicit or initiate discussions concerning, or exchange information (including by way of furnishing information) concerning the Business or enter into any negotiations concerning, or solicit, entertain or agree to any proposals for, the acquisition of all or a substantial part of the assets of Seller (including the Purchased Assets), or the transfer of all or a substantial part of the capital stock of Seller to any person other than Buyer, or a merger involving the capital stock of Seller. In addition, during such time period, Seller and B&L shall not authorize, direct or knowingly permit any employee or agent to do any of the foregoing. At Closing, B&L shall notify Buyer of the identity of any person who has expressed an interest in acquiring the Business within the six-month period prior to Closing.

         4.20 Release of Liens. At or prior to Closing, Seller will deliver to Buyer, and cause to be filed or recorded, such releases, termination statements and other documents and instruments as are sufficient to eliminate and extinguish all Liens on any of the Purchased Assets so that, at Closing, Buyer will receive title to such Purchased Assets free and clear of any such Liens, except the Permitted Liens. Notwithstanding anything in this Agreement to the contrary, if, at the Closing, any of the Purchased Assets is not so delivered free and clear of all Liens, Buyer shall have the option in its sole discretion to pay an amount sufficient to extinguish any or all of such Liens directly to the holder or holders of such Liens, and to consummate the transaction contemplated hereby. The full amounts, including any accrued interest and penalties on any indebtedness or obligations secured by such Liens, that are paid by Buyer to the holder or holders of such Liens shall be deducted from the Consideration.

         4.21 Accounts Receivable. Seller hereby agrees that, following the Closing Date and upon the request from time to time of Buyer, Seller will sign a form of notification for delivery by Buyer to all obligors in respect of the then-outstanding Accounts Receivable which are included in the Purchased Assets notifying them of the assignment pursuant to this Agreement of such Accounts Receivable and that payment in respect of such Accounts Receivable should be made directly to Buyer. Seller and B&L shall pay to Buyer an amount equal to all moneys received by Seller o B&L from and after the Closing Date that are attributable to Accounts Receivable transferred pursuant to this Agreement or that relate to the Purchased Assets.

         4.22 Subleases. With respect to each Lease for which Seller has not obtained (a) all consents from all Persons and tribunals necessary to assign and transfer such Lease to Buyer at the Closing and to permit continued possession of the premises subject to the Lease in substantially the same manner as such possession was enjoyed as of the Closing Date, and (b) estoppel letters in the form previously agreed to by the parties, then, if Buyer elects to waive the condition specified in Section 5.3(g) applicable thereto, Seller shall enter into a sublease, shared access or similar agreement providing for the same lease payments and term as the Lease so listed and such other terms and conditions as the parties shall mutually agree, all to the extent that Buyer is provided quiet enjoyment of the premises subject to such Lease. With respect to any such sublease, if all such consents and estoppel letters are obtained within the six-month period following the Closing Date, then (i) Seller shall assign the related Lease to Buyer, (ii) Buyer shall assume the obligations to pay, perform, satisfy and discharge the executory obligations of Seller under such Lease arising from and after the date of such assignment, and
(iii) such parties shall terminate the sublease.

         4.23 Notification of Certain Matters. From the date hereof through the Closing Date, Seller and Buyer each shall give prompt written notice to the other after either of them has obtained knowledge of the occurrence, or failure of occurrence, of any event, which occurrence or failure to occur would cause or be reasonably likely to cause a breach of their respective representations, warranties, covenants and agreements contained in this Agreement.

         4.24 Negotiation of Employment Contracts. Buyer agrees that promptly after the signing of this Agreement by both parties, Buyer will seek to commence negotiations with Ken Darienzo regarding the terms of his proposed employment contract with Buyer that is a condition to Closing pursuant to
Section 5.3(f). Buyer shall use Commercial Efforts to reach agreement on reasonable and fundamental terms of such contract with such individual within thirty (30) days after the execution of this Agreement, it being understood that a final agreement on terms may be influenced by third parties proposing to provide financing for the acquisition of the Purchased Assets and other factors.

         4.25 Delivery of Audited Financial Statements. If Buyer requests prior to September 1, 1996, Seller shall prepare and deliver to Buyer the financial statements of the Business as of a fiscal month end between December 1995 and August 1996 and for the twelve-month fiscal period then ended prepared in accordance with generally accepted accounting principles, together with the opinion thereon of PW, on or before the Desired Closing Date, at Buyer's Expense. Buyer hereby authorizes Seller to commence preliminary audit work at Buyer's expense, not to exceed $5,000 until Buyer's authorization for completion of the audit.

         4.26 Canadian Business. Seller and B&L will cause the lease, dated January 3, 1995, by and between the Dundas/Edward Centre Inc. and Bausch & Lomb Canada Inc. ("B&L Canada") for a premises known as 123 Edward Street, Toronto, Ontario to be assigned by B&L Canada to Buyer at the Closing. Each party to this Agreement agrees that the employees of B&L Canada shall, for purposes of this Agreement and the transactions contemplated herein, be treated and receive similar treatment as employees of Seller. With the exception of the assets listed on Schedule 4.26, all assets owned or leased by B&L Canada but used primarily in the Business of Seller in Canada (and would otherwise be included as Purchased Assets) shall be deemed assets of Seller and caused to be transferred, assigned or otherwise conveyed to Buyer.

         4.27 Core-Vent Covenant Not to Sue. Seller and B&L agree to (a) enforce the terms of a certain Covenant Not to Sue, dated April 24, 1991, by and between Core-Vent Corporation and Seller (the "Covenant Not to Sue") and defend any claim, suit, action, charge or allegation made or asserted against Buyer for infringement of United States Patent No. 4,960,381 (the "Core-Vent Patent") by reason of the manufacture, sale or any other use of dental implant devices substantially as depicted in Exhibit IV to the Covenant Not to Sue, provided Buyer's use of such intellectual property is consistent with Seller's use thereof prior to Closing, (b) indemnify and hold harmless Buyer from and against any and all Claims and Losses suffered by reason of, arising out of or resulting from any actual or alleged infringement of the Core-Vent Patent on account thereof, provided Buyer's use of such intellectual property is consistent with Seller's use thereof prior to Closing.


                                   ARTICLE 5

                               CLOSING CONDITIONS

         5.1 Conditions to Each Party's Obligations. The respective obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement shall be subject to each of the following conditions:

                 (a) Neither Seller nor Buyer shall be subject to any order, judgment, decree or injunction of a court of competent jurisdiction or governmental body, agency or official nor any applicable law or regulation or executive order which prevents consummation of the transactions contemplated hereby, and

                 (b) All filings required by the HSR Act shall have been made and all waiting periods thereunder with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

         5.2 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transaction contemplated hereby shall be further subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

                 (a) Buyer shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date.

                 (b) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date made and as of the Closing Date as though made at and as of the Closing Date (except as otherwise contemplated by this Agreement).

                 (c) Seller shall have received a certificate, dated the Closing Date, certifying to the fulfillment of the conditions set forth in paragraphs (a) and (b) of this Section 5.2 and signed on behalf of Buyer by an authorized officer of Buyer.

                 (d) Seller shall have been released from Leases, and shall have received evidence of same which is reasonably acceptable to Seller and its counsel, or Buyer shall have indemnified Seller with respect thereto, in respect of matters arising after the Closing.

                 (e) Seller and B&L shall have received the opinion in form of Exhibit 5.2E reasonably acceptable to Seller, dated the Closing Date, of Howard, Darby & Levin, counsel to Buyer.

                 (f) The transactions contemplated hereby shall have received approval from the B&L Board of Directors. The condition set forth in this Section 5.2(f) shall expire at 5:00 p.m. E.S.T. seven (7) days after the date of this Agreement. On or prior to the expiration date, B&L may elect to terminate this Agreement in the event this condition is not satisfied. If B&L does not terminate this

Agreement pursuant to this Section 5.2(f) on or prior to the expiration date, this condition shall be null and void.

                 (g) Seller shall have received complete and correct copies of Buyer's Certificate of Incorporation and By-Laws, and all restatements or amendments thereof.

         5.3 Conditions to the Obligations of the Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be further subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

                 (a) Seller shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date.

                 (b) The representations and warranties of Seller and B&L set forth in this Agreement shall be true and correct in all material respects as of the date made and as of the Closing Date as though made at and as of the Closing Date.

                 (c) Buyer shall have received a certificate, dated the Closing Date, signed by an authorized officer of Seller certifying to the fulfillment of the conditions set forth in paragraphs (a) and (b) of this
Section 5.3.

                 (d) Buyer shall have received the opinion in form reasonably acceptable to Buyer, dated the Closing Date, of B&L's General Counsel in a form reasonably acceptable to Buyer consistent with Exhibit 5.3(d).

                 (e) Buyer shall have obtained the Financing on terms entirely satisfactory to Buyer in its reasonable and good faith judgment.
Buyer acknowledges that such terms as are contained in the draft offering circular prepared by Larkspur Capital Corporation (draft of July 1996) shall be deemed satisfactory to Buyer, but it is understood that all other terms of such financing, not specifically provided for in such offering circular, must be satisfactory to Buyer in its reasonable and good faith judgment.

                 (f) Ken Darienzo shall have executed and delivered to Buyer a valid and legally binding employment agreement in form and substance reasonably satisfactory to Buyer providing for his employment, for a period of three years, as President of Buyer or its operating entity, at a base salary and cash bonus compensation reasonably comparable to his existing base salary and cash bonus compensation arrangement with Seller and providing for an equity compensation incentive arrangement of the kind typically provided in leveraged buyout transactions where existing senior management continues its positions. The condition set forth in this Section 5.3(f) shall expire at 5:00 p.m. E.S.T. thirty (30) days after the date of this Agreement. On or prior to the expiration date, Buyer may elect to terminate this

Agreement in the event this condition is not satisfied. If Buyer does not terminate this Agreement pursuant to this Section 5.3(e) on or prior to the expiration date, the condition set forth herein shall be null and void.

                 (g) Seller shall have obtained the consent, in form and substance satisfactory to Buyer in its good faith judgment, to the sale and assignment to Buyer of (i) each of the leases referred to in Schedule 1.1(g), and (ii) each of the licenses referred in Schedule 2.8(b) (except Core-Vent), provided, however, if such consent has not been obtained, such other provision has been made as will provide Buyer with the same financial benefits, and the right to market, produce and manufacture, as if consent to the assignment of each such license and contract had been obtained and be in form and substance reasonably satisfactory to Buyer in its complete discretion.


                                   ARTICLE 6

                              CERTAIN TAX MATTERS

         6.1 Representations. Seller represents and warrants to Buyer that, except as set forth in Schedule 6.1:

                 (a) Seller has timely filed, caused to be timely filed, will timely file or will cause to be timely filed, on behalf of Seller and with respect to the Business, all tax returns required to be filed with respect to all periods through the Closing Date. Such tax returns were or will be prepared, as the case may be, in the manner required by applicable law and all Taxes shown thereon to be payable by Seller in respect of the Business have been paid or will be paid when due and there are or will be no Liens for Taxes upon any of the Purchased Assets (except for Liens for Taxes not yet due or Taxes being contested in good faith through appropriate proceedings, from and against which Seller will indemnify and hold Buyer harmless). Schedule 6.1(a) lists all jurisdictions where returns are filed for any period in the period from January 1, 1995 through the Closing Date and describes briefly the return filed and its status. No claim has ever been made by a taxing authority that Seller is or may be subject to taxation that Seller disputes and is unresolved.

                 (b) Seller has materially complied, as to the Business, with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from Seller employees wages and paid over (and through the date of the Closing will timely withhold and pay over) to the proper governmental entities all amounts required to be so withheld and paid over for all periods under all applicable laws.

                 (c) None of the Purchased Assets is property that Seller or Buyer is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code.

                 (d) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Buyer by reason of
Section 280G of the Code.

                 (e)      Seller is not a "foreign person" as defined in
Section 1445(f)(3) of the Code.

         6.2     Tax Returns.

                 (a) Except as otherwise expressly set forth herein, Seller shall be responsible for and shall pay all Taxes, including without limitation, all sales and use taxes, relating to or arising from the conduct of the Business and the ownership or use of the Purchased Assets prior to Closing and shall be entitled to any refunds for all taxable periods (or portions thereof) ending on or before the Closing Date and shall be responsible for filing the necessary tax returns with respect to the Business and the Purchased Assets for all such periods.

                 (b) Except as otherwise expressly set forth herein, Buyer shall be responsible for, and shall pay, all Taxes relating to or arising from the conduct of the Business by Buyer and the ownership or use of the Purchased Assets by Buyer and shall be entitled to any refunds for all taxable periods (or portions thereof) on or after the Closing Date and Buyer shall be responsible for filing the necessary tax returns with respect to the Business and the Purchased Assets for all such periods.

                 (c) If after the Closing Date Buyer pays any Taxes for which Seller is liable under this Agreement, or Seller pays any Taxes for which Buyer is liable under this Agreement, appropriate reimbursement shall be made promptly upon demand therefor. The portion of any refund, rebate or reimbursement received by any Person to which another Person is entitled shall be paid over promptly to the Person which is entitled thereto.

                 (d) Each party hereto shall provide the other party, without cost and expense, with such assistance as reasonably may be requested by such party in connection with the preparation of any tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes with respect to the Business and the Purchased Assets, and each party shall retain, for a reasonable period of time (but not less than the applicable statute of limitations in the jurisdiction in which such Taxes are paid, including all extensions), and provide the other party with, any records or information which may be relevant to any such tax return, audit or examination, proceedings or determination.
Any records
retained pursuant to this Section 6.2(d) shall be subject to the provisions of
Section 4.16 (other than with respect to the retention period stated therein).

                 (e) Seller agrees to indemnify, defend and hold Buyer harmless from and against all Losses arising out of (1) unpaid Taxes for which Seller is responsible under the terms of this Article 6, and (2) any breach of the representations, warranties and covenants contained in Section 6.1 hereof. Buyer agrees to indemnify, defend and hold Seller harmless from and against all Losses arising out of unpaid Taxes for which Buyer is responsible under the terms of this Article 6.

                 (f)      Any payments made to Seller or Buyer pursuant to this
Section 6.2 shall constitute an adjustment of the Consideration for tax purposes.

         6.3 Contests. Any audits of tax returns with respect to the Business or the Purchased Assets and related administrative and judicial proceedings shall be controlled by the party responsible for filing such tax returns pursuant to this Article 6 (the "Filing Party"). The Filing Party shall promptly notify the other party (the "Non-filing Party") of any proposed adjustment which would result in liability of the Non-filing Party under this Agreement. If the Non-filing Party so requests within thirty days of receipt of such notice, the Filing Party shall:

                          (i)     in good faith contest such proposed
adjustment by appropriate administrative or judicial proceedings;

                          (ii)    permit the Non-filing Party to participate at
its own expense in such proceedings; and

                          (iii)   not enter into any compromise or settlement
with respect to such proposed adjustment without the consent of the Non-filing Party, which shall not be unreasonably withheld; provided, however, that the Filing Party shall not be required to contest any proposed adjustments with respect to any tax return unless (x) the aggregate amount of the Non-filing Party's reasonable potential liability is at least $50,000; (y) the Non-filing Party agrees to pay (or, in the case of item (C) below, advance to) the Filing Party all costs and expenses which the Filing Party may incur in connection with such contest, including, without limitation, (A) all reasonable legal, accounting, and investigatory fees and disbursements, (B) any interest, penalties or additions to Tax which may be incurred as a result of such contests, and (C) if such contest is conducted in a forum which requires the payment of, and claiming of a refund for, the amount of the proposed adjustment, sufficient funds to make such payment; and (z) if so requested by the Filing party, the Non-filing Party provides a written opinion, reasonably acceptable in form and substance to the Filing Party, of independent counsel that there is a reasonable basis for contesting the proposed adjustment.

                                   ARTICLE 7

                                  TERMINATION

         7.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

                 (a)      By mutual written consent of Seller and Buyer.

                 (b) By written notice by either party (including notice by B&L on behalf of Seller) to the other party if the Closing shall not have occurred on or before the Desired Closing Date (or the Extended Closing Date, if applicable under Section 4.16(b)), unless such failure to occur is due to the failure of the party seeking to terminate this Agreement to perform in all material respects any of its obligations under this Agreement required to be performed by it at or before the Closing Date; provided that, if such failure to Close is due to the failure to satisfy the condition set forth in Section 5.3(e) (but all other conditions to Buyer's obligations set forth in Section
5.3 are satisfied), the provisions of Section 7.2(b) shall apply.

                 (c) By Buyer if there has been a material violation or breach by Seller of an agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Buyer specified in Section 5.3 impossible and such violation or breach has not been waived by Buyer or cured by Seller within 15 days after written notice to Seller of such violation or breach.

                 (d) By Seller if there has been a material violation or breach by Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Seller specified in Section 5.2 impossible and such violation or breach has not been waived by Seller or cured by Buyer within 15 days after written notice to Buyer of such violation or breach.

         7.2 Procedure and Effect of Termination. (a) In the event of termination of this Agreement pursuant to Section 7.1 (other than when Section 7.2(b) applies), this Agreement shall terminate, and in each case the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto, and there shall be no liability on the part of Seller or Buyer for further performance hereunder, except as set forth in this
Section 7.2(a) and in Sections 4.2(b) and 4.3, which Sections shall survive the termination of this Agreement and except that the foregoing shall not relieve any party from liability for damages actually incurred as a result of breach by it of any of its obligations under this Agreement.

                 (b) In the event of termination of this Agreement by Buyer, Seller or B&L (on behalf of Seller) pursuant to Section 7.1(b) by reason of the failure to satisfy the condition set forth in Section 5.3(e) (but all other conditions to Buyer's obligations set forth in Section 5.3 are satisfied), this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto, and there shall be no liability or obligation on the part of Seller or Buyer, except as set forth in Sections 4.2(b) and 4.3, which Sections shall survive the termination of this Agreement and except that Buyer shall pay to Seller, as liquidated damages, the sum of
(i) Two Hundred Fifty Thousand Dollars ($250,000.00) if termination occurs on or prior to the Desired Closing Date, which shall be satisfied by Seller retaining the Deposit, or (ii) Five Hundred Thousand Dollars ($500,000.00) if termination occurs after the Desired Closing Date, which shall be satisfied by Seller retaining the Deposit and the Additional Deposit, if previously paid, or if not previously paid, by payment to Seller of an additional Two Hundred Fifty Thousand Dollars ($250,000.00).

                 (c)      If this Agreement is terminated as provided in this
Section 7.2, all filings, applications and other submissions made pursuant to
Section 4.5 shall, to the extent practicable, be withdrawn from the agency or other person to which they were made.


                                   ARTICLE 8

                          SURVIVAL AND INDEMNIFICATION

         8.1 Survival. The representations, warranties, covenants and agreements of the parties hereto shall survive the execution and delivery hereof and the delivery of all of the documents executed in connection herewith and shall continue in full force and effect after the date hereof and after the Closing Date for a period of two (2) years after the Closing Date (the "Expiration Date"); provided that, the representations, warranties, covenants and agreements provided in Section 6.1 shall continue in full force and effect for a period of three (3) years after Closing, those in Section 4.27 shall survive for four (4) years after Closing and those in Sections 2.1, 2.2, 2.3, 3.1, 3.2 and 3.3 shall survive for six (6) years after Closing.

         8.2 Indemnification of Buyer. Seller and B&L shall indemnify Buyer and hold Buyer harmless from and against any and all Claims and Losses suffered by reason of, arising out of or resulting from (i) any misrepresentation or breach of warranty made in this Agreement by Seller, or
(ii) any failure by Seller to fulfill any covenant or agreement under this Agreement (other than a covenant set forth in Article 6 as to which the provisions of Article 6 shall apply), or (iii) any and all Retained Liabilities, or (iv) the successful enforcement by Buyer of its rights under this Section 8.2 to the extent the same is determined by a court of competent jurisdiction, or (v) any defects or errors in the design, manufacture or production of any product sold by Seller prior to the Closing Date (other than the Assumed Liabilities), or (vi) any final judgment obtained by any person that Buyer is liable for (as successor in interest or otherwise) any liabilities of Seller, whether known or unknown, absolute or contingent, arising before, on or after the Closing Date, other than Assumed Liabilities; provided, however, that Seller and B&L shall have no liability for indemnity hereunder to Buyer with respect to any matter referred to in clause
(i) of this Section 8.2 until the aggregate amount of all Losses arising therefrom exceeds FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000) (the "Deductible"). In no event shall Seller or B&L be obligated to provide indemnification for Claims or Losses (including without limitation the covenant in Section 4.27) in excess of fifty percent (50%) of the Cash Amount portion of the Consideration, except as to a breach of the representations, warranties and agreements contained in Sections 2.1, 2.2 and 2.3, as to which such percentage shall be one hundred percent (100%).

         8.3 Indemnification of Seller. Buyer shall indemnify and hold harmless Seller from and against any and all Claims and Losses suffered by reason of, arising out of or resulting from (i) any misrepresentation or breach of warranty made in or pursuant to this Agreement by Buyer, (ii) any failure by Buyer to fulfill any covenant or agreement under this Agreement, (iii) any claims of third parties arising out of any offering by Buyer, its agents, consultants, bankers or Affiliates, including Larkspur Capital Corporation, of securities representing, directly or indirectly, an interest in the Business, or debt of Buyer, not based upon a misrepresentation or breach of warranty made in this Agreement by Seller, (iv) the successful enforcement by Seller of its rights under this Section 8.3 to the extent the same is determined by a court of competent jurisdiction, or (v) any claim or loss resulting from operation of the Business from and after the Closing Date.

         8.4 Notice of Claim. If any party hereto has suffered or incurred any Loss and Expense, or if a third party claim, whether pursuant to an administrative proceeding, action at law, suit in equity, or otherwise ("Third Party Claim") is instituted which, if decided adversely to a party, would result in such party suffering or incurring any Loss and Expense, such party shall give written notice within thirty (30) days of such Loss, Expense or Third Party Claim to the party against which a claim for indemnification may be made pursuant to this Agreement ("indemnifying party"), setting forth: (i) the facts or events, in reasonable detail which indicate that such party has suffered or incurred such Loss and Expense, (ii) the Section or Sections of this Agreement (in addition to this Article 8) under which such party has suffered or incurred such Loss and Expense, (iii) the amount of such Loss and Expense (estimated, if necessary and reasonably practicable) or, in the case of a Third Party Claim, such party's then good faith estimate (if reasonably practicable) of the reasonably foreseeable estimated amount of its claim for indemnification for such Loss and Expense, and (iv) the method of computation of the amount of such Loss and Expense, any of which information shall be promptly amended by such party when its knowledge of the facts or events and any resulting liability so warrant in its good faith judgment. No party shall be liable for indemnification pursuant to Sections 8.2 or 8.3 unless notice of claim for such indemnification has been given in accordance with this Section 8.4 and on or prior to the Expiration Date. Buyer shall deliver to Seller within thirty (30) days after the end of any calendar month, a statement in reasonable detail describing and showing the amount (to the extent the same can reasonably be determined) of any Claim or Loss of which the senior executive officers of Buyer (which shall include, without limitation, the current President and Vice Presidents of Seller, and their successors) have actual knowledge and with respect to which Buyer would be entitled to indemnification pursuant to clauses
(i) and (ii) of Section 8.2 hereof (and whether or not the Claim or Loss is within the Deductible).

         8.5 Defense of Third Party Claim. The indemnifying party shall have the right to conduct and control, at its expense and through counsel of its own choosing, the defense of any Third Party Claim, action or suit, but the indemnified party may, at its election, participate in the defense of such claim, action or suit at its sole cost and expense; provided that if (i) the indemnifying party shall fail to defend any such claim, action or suit, (ii) the indemnifying party and indemnified party mutually agree or (iii) the named parties to such claim, action or suit (including any impeded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the indemnified party may defend, through counsel of its own choosing, such claim, action or suit and settle such claim, action or suit, and recover from the indemnifying party the amount of any settlement to which the indemnifying party consents or of any resulting judgment and the costs and expenses of such defense, provided that the indemnified party shall not compromise or settle any third party claim, action or suit without the prior written consent of the indemnifying party, which consent will not be unreasonably withheld, continued or delayed.

         8.6 Special Procedure for Certain Indemnified Claims. Notwithstanding the provisions of Sections 8.4 and 8.5, in case of any claim against Buyer of the kind for which indemnification may be sought pursuant to any of clauses (v) or (vi) of Section 8.2 (a "Special Procedure Claim"), upon notification from Buyer that a claim for indemnification may be sought hereunder, Seller shall have thirty (30) days to investigate whether it agrees that the Special Procedure Claim is one indemnified against by Seller hereunder and shall, prior to the end of such thirty (30) day period notify Buyer whether it acknowledges that Buyer is entitled to be indemnified in respect of such Special Procedure Claim hereunder. Buyer shall then have ten (10) Business Days (the "determination period") to determine whether it will make a claim for indemnification and shall then notify Seller of its determination. If Buyer notifies B&L that it has elected not to make a claim for indemnification, or provides no notification to B&L in response to Seller's first notification and within ten (10) days after a second notification by Seller and expiration of the determination period, then Seller and B&L shall be relieved of their indemnification obligations under this Agreement in respect of such Special Procedure Claim. If Buyer notifies B&L that it has elected to make a claim for indemnification, then B&L shall have the right, but not the obligation, to control and direct the defense of such claim and, in its discretion, to settle such claim.

                                   ARTICLE 9

                              CERTAIN DEFINITIONS

         9.1 Certain Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         "Accounts Payable" shall mean (i) when used with reference to the Balance Sheet, all accounts payable of Seller reflected as "Accounts Payable" on the Balance Sheet, and (ii) when used with reference to the Closing Date Balance Sheet, all accounts payable of Seller in existence as of the Closing Date as reflected as "Accounts Payable" on the Closing Date Balance Sheet, in each case which arise from the ordinary course of operation of the Business.

         "Accounts Receivable - Net" shall mean (i) when used with reference to the Balance Sheet, all accounts receivable of Seller reflected on the Balance Sheet as "Accounts Receivable net" or "net Trade Receivables", and (ii) when used with reference to the Closing Date Balance Sheet, all Accounts Receivable of Seller in existence on the Closing Date, net of allowances for doubtful accounts, credits for cooperative advertising and sales returns and other allowances, as reflected on the Closing Date Balance Sheet.

         "Accrued Liabilities" shall mean (i) when used with reference to the Balance Sheet, all accrued liabilities of Seller reflected as "Accrued Liabilities" and/or "Accrued Payroll and Related Expenses" on the Balance Sheet, and (ii) when used with reference to the Closing Date Balance Sheet, all liabilities of Seller in existence as of the Closing Date as reflected as "Accrued Liabilities" (including customer advances) and/or "Accrued Payroll and Related Expenses" on the Closing Date Balance Sheet and which arise from the ordinary course of operation of the Business and including, without limitation, liabilities of Seller with respect to warranties for repair and replacement related to products of the Business manufactured, sold or shipped by Seller on or prior to the Closing Date.

         "Affiliate" shall have the meaning prescribed by Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended.

         "Agreed Procedure" shall mean the procedure described in Schedule 9.1 hereto.

         "Claim" shall mean any demand, claim, action or cause of action based on any Loss.

         "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

         "Commercial Efforts" shall mean such good faith efforts as shall not require the performing party (i) to do any act that is unreasonable under the circumstances, (ii) to make any capital contribution not expressly contemplated hereunder, (iii) to amend or waive any rights under this Agreement, or (iv) to incur or expend any funds other than reasonable out-of-pocket expenses incurred in satisfying its obligation hereunder, including the fees, expenses and disbursements of accountants, counsel and other professionals.

         "Environmental Laws" shall mean (A) all laws governing, regulating or pertaining to environmental matters as in effect on or prior to the Closing Date, and the regulations promulgated thereunder, and any environmental statutes or regulations of, and treaties or conventions entered into by, non-Domestic jurisdictions that are applicable to the Business or any Prior Property or Disposal Site, as these laws, regulations, statutes, treaties and conventions have been amended or supplemented on or prior to the Closing Date;
(B) any permits, licenses, approvals, plans, rules, regulations or ordinances adopted pursuant to the preceding laws, in each case to the extent applicable to the Business and the Leased Property.

         "Estimated Cash Amount" shall mean a dollar amount, for purposes of Closing, determined in the same manner as the Cash Amount except that such determination shall be made by Seller within five (5) business days prior to Closing with reference to the Estimated Closing Date Balance Sheet rather than with reference to the Closing Date Balance Sheet.

         "Estimated Closing Date Balance Sheet" shall mean an unaudited balance sheet of the Business prepared in accordance with the Agreed Procedure described in Schedule 9.1 for the month end prior to the month in which Closing occurs (unless Closing occurs in November 1996, in which event the unaudited balance sheet for September 1996 shall be used), prepared by Seller, or such other unaudited balance sheet of the Business as Buyer and Seller shall mutually agree.

         "GAAP" shall mean when used with reference to the Financial Statements and the Estimated Closing Date Balance Sheet and the Closing Date Balance Sheet (the "GAAP Financials"), the generally accepted accounting principles used in the preparation of the GAAP Financials with respect to all periods presented thereby, applied on a consistent basis for all such periods and in accordance with past practice and using materiality standards that reflect all of B&L's operations as a whole rather than the Business alone, except that the standard of materiality applicable to the Closing Date Balance Sheet shall be that which would be appropriate for Seller as an independent entity without regard to its consolidation with B&L.

         "Hazardous Wastes" shall mean any toxic or hazardous material or substances, including asbestos, contaminants, chemicals, flammable explosives, radioactive material and any substances defined as, or included in the definition of, "hazardous substances", "hazardous wastes", "Hazardous Materials", "toxic substances" or otherwise regulated under any Environmental Law.

         "Interest Rate" shall mean a fluctuating rate per annum equal to two percent (2%) above the prime rate of, or similar rate used by, Citibank, N.A. New York, from time to time in effect.

         "Inventories - Net" shall mean (i) when used with reference to the Balance Sheet, inventories reflected as "Total Gross Inventories Minus Inventory Reserves" on the Balance Sheet, and (ii) when used with reference to the Closing Date Balance Sheet, Inventories owned by Seller on the Closing Date net of reserves and valuation allowances recorded in a manner consistent with past practices.

         "Lien" shall mean any mortgage, pledge, security interest, lien, charge, encumbrance, equity, claim, option, tenancy, right or restriction on transfer of any nature whatsoever.

         "Loss" shall mean any loss, damage, liability, cost, assessment and expense including, without limitation, any interest, fine, court cost and reasonable investigation cost, penalty and attorneys' and expert witnesses' fees, disbursements and expenses, after taking into account (i) any insurance proceeds actually received by or paid on behalf of any party incurring a Loss which are not required to be remitted by such party to the other party pursuant to the terms hereof and (ii) any reserves or accruals related to such Loss to the extent reflected in the Closing Date Net Operating Assets.

         "Net Operating Assets" shall mean, when used with reference to the Balance Sheet and the Closing Date Balance Sheet (prepared in accordance with the Agreed Procedure in the case of the Closing Date Balance Sheet), as the case may be, the amount by which (A) exceeds (B), where (A) equals (1) Accounts Receivable - Net (or Net Trade Receivables), plus (2) Inventories - Net, plus (3) Other Current Assets, plus (4) Net Property, Plant and Equipment, plus (5) Intangibles excluding good will and (6) Other Assets excluding Capitalized Acquisition Costs, and (B) equals (1) Accounts Payable, plus (2) Accrued Liabilities, in each case as reflected on the Balance sheet and the Closing Date Balance Sheet, as applicable.

         "Permit" shall mean any permit, approval, authorization, license, variance or permission required by a governmental entity under any applicable Environmental Law.

         "Person" shall mean an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a governmental entity or any other entity.

         "Taxes" shall mean all taxes, levies or other like assessments, charges or fees, including, without limitation, income, gross receipts, excise, value added, real or personal property, withholding, asset, sales, use, license, payroll, transaction, capital, business, corporation, employment, net worth and franchise taxes, or other governmental taxes imposed by or payable to the United States of America or any State, local or foreign governmental entity, whether computed on a separate, consolidated, unitary, combined or any other basis; and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax.

         9.2 Plurals; Etc. As used herein, the plural form of any noun shall include the singular and the singular shall include the plural, unless the context otherwise requires. Each of the masculine, neuter and feminine forms of any pronoun shall include all such forms unless the context otherwise requires.


                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

         10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of B&L, Seller and Buyer.

         10.2 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate ag a waiver of, or estoppel with respect to, any subsequent or other failure.

         10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three days after mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

                 (a)      if to B&L or Seller:

                          Bausch & Lomb Incorporated
                          One Bausch & Lomb Place
                          Rochester, New York 14604
                          Attention:  Stephen C. McCluski, Senior Vice
                          President - Finance

                          with copies to:

                          Stephen A. Hellrung, Senior Vice President,
                          Secretary and General Counsel

                 (b)      if to Buyer:

                          S-O Acquisition Corp.
                          31 West 52nd Street, 25th Floor
                          New York, New York 10019
                          Attention:  Douglas E. Rogers

                          with a copy to:

                          Howard, Darby & Levin
                          1330 Avenue of the Americas
                          New York, New York
                          Attention:  Lawrence A. Darby, III

         10.4 Assignment. At any time at or after the Closing, Buyer may assign its rights hereunder (i) as collateral security its rights pursuant hereto to any Persons providing financing for the consummation hereof or (ii) to any subsidiary; provided, that, no such assignment by Buyer shall release it from any of its obligations or liabilities hereunder; and provided further, that, such assignee shall acquire no greater rights than those held by Buyer. Except as expressly provided above, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Any attempted assignment in violation of the preceding sentence shall be void ab initio and the assignee shall obtain no rights by reason thereof. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement does not and is not intended to confer upon any other Person except the parties hereto and their respective successors and assigns any rights, remedies, obligations or liabilities hereunder. Notwithstanding the foregoing paragraph, In addition, at any time after the Closing, Seller may merge with or into an Affiliate of Seller and the surviving or resulting entity shall succeed to all of the rights and obligations of the Seller hereunder and under any other agreement or instrument entered into in connection with the transactions contemplated hereby.

         10.5 Governing Law. This Agreement shall be governed by the laws of the State of New York, without reference to principles of conflicts of law which require that the substantive laws of another jurisdiction apply.

         10.6 Actions and Proceedings. Buyer and Seller hereby irrevocably consent to the nonexclusive jurisdiction and venue of the Courts of the State of New York and the State or Federal Court located in Monroe County, New York in connection with any action or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby.

         10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.8 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         10.9 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. All provisions of this Agreement shall be enforced to the full extent permitted by law.

         10.10 Knowledge of Seller. When it is provided herein that a matter is "to the knowledge" of Seller such matter has been verified by making inquiry of the following individuals: Ken Darienzo, Ken Krueger, Marty Dymek, Dennis Locke and Pat Bolton.

         10.11 No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their successors or permitted assigns (but not collateral assignees referenced in Section 10.4(i), any rights or remedies under or by reason of this Agreement.

         10.12 Time; Deadlines. Without prejudice to whether any times or dates in any other Section of this Agreement are of the essence, TIME IS OF THE ESSENCE AS TO ALL DATES AND PERIODS SET FORTH IN SECTION 4.16 AND SECTION 7.1(b).

         10.13 Entire Agreement. This Agreement, including the documents, schedules, certificates and instruments referred to herein, is the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated hereby.



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                      BAUSCH & LOMB INCORPORATED


                                      By:_________________________________
                                      Name:    Stephen C. McCluski
                                      Title:   Senior Vice President - Finance

                                      STERI-OSS INC.


                                      By:_________________________________

                                      Name:_______________________________

                                      Title:______________________________

                                      S-O ACQUISITION CORP.


                                      By:_________________________________

                                      Name:_______________________________

                                      Title:______________________________